UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UREX ENERGY CORPORATION
(Exact name of small business issuer as specified in its charter)

Nevada	98-0201259
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10580 N. McCarran Blvd., Building 115 – 208, Reno, Nevada 89503
(Address of principal executive offices)

775-747-0667
(Issuer’s telephone number)

N/A
(Former name, former address and former fiscal year, if changed since last report)

2008 Stock Plan

(Full title of the plan)

Richard Bachman, President

Urex Energy Corporation

10580 N, McCarran Blvd., Building 115 – 208, Reno, Nevada 89503

(Name and address of agent for service)

775-747-0667

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Clark Wilson LLP

Barristers & Solicitors

Vikram Dhir

800 - 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H1

Telephone: 604.687.5700

Facsimile: 604.687.6314

Indicate by check mark whether the registrant is a “large accelerated filer”, an “accelerated filer”, a “non-accelerated filer,” or a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	x

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock	20,000,000	$0.21(3)	$4,200,000	$165.06

(1)             We are registering an aggregate of up to 20,000,000 of our shares of common stock that we may issue pursuant to our 2008 Stock Plan. Our 2008 Stock Plan authorizes the issuance of a maximum of 20,000,000 shares of our common stock issued to eligible employees, directors, officers of, and consultants or advisors to, our company or any of our subsidiaries. All of the shares issuable under the 2008 Stock Plan are being registered under this registration statement on Form S-8.

(2)             Pursuant to Rule 416(a), this registration statement also covers any additional shares of our common stock to be offered or issued as a result of any stock dividend, stock split, recapitalization or other similar transaction effective without receipt of consideration that increases the number of outstanding shares of our common stock.

(3)            Estimated solely for the purpose of calculating the amount of the registration fee pursuant to rule 457(c) and (h)(1) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low bid prices of the shares of our common stock on October 24, 2008 as reported on the OTC Bulletin Board.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act, to register an aggregate of 20,000,000 shares of our common stock that we may issue pursuant to our 2008 Stock Plan. The purpose of our 2008 Stock Plan is to secure for our company and our shareholders the benefits arising from capital stock ownership by employees, directors or officers of, and consultants or advisors to, our company and subsidiary corporations who have contributed to our company in the past and who are expected to contribute to our company’s future growth and success.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2008 Stock Plan, and who, in the case of an award of stock options, consent to and execute the required form of Stock Option Agreement, or in the case of an award of shares of our common stock, consent to and execute the required form of Restricted Share Grant Agreement. A copy of our 2008 Stock Plan is attached as Exhibit 4.1 to this Form S-8, the form of Stock Option Agreement for use under our 2008 Stock Plan is attached as Exhibit 4.2 to this Form S-8 and the form of Restricted Share Grant Agreement for use under our 2008 Stock Plan is attached as Exhibit 4.3 to this Form S-8.

This registration statement relates to a maximum of 20,000,000 shares of our common stock issuable pursuant to the exercise of options or other awards under our 2008 Stock Plan.

Item 2.	Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each individual who participates in our 2008 Stock Plan, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus).

We will also provide to each individual who participates in our 2008 Stock Plan, without charge, upon oral or written request, copies of other documents required to be delivered to individuals who participate in our 2008 Stock Plan pursuant to Rule 428(b) under the Securities Act.

Requests should be directed to Richard Bachman, President, Urex Energy Corporation, 10580 N. McCarran Blvd., Building 115-208, Reno, Nevada 89503. Our telephone number is 775-747-0667.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

1.	our latest annual report on Form 10-KSB for the fiscal year ended March 31, 2008 filed on July 15, 2008;

2.	our other reports filed pursuant to section 13(a) or 15(d) of the Exchange Act since the end of the latest fiscal year ended March 31, 2008, as follows:
(a)	our quarterly report on Form 10-Q for the quarterly period ended June 30, 2008 filed on August 19, 2008, and
(b)	our current report on Form 8-K filed on August 25, 2008; and
3.

the description of our common stock, $0.001 par value, contained in our registration statement on Form 10-SB (SEC file no. 000-50191) filed on February 27, 2003, including all amendments and reports for the purpose of updating such description.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 78.7502 of Nevada Revised Statutes provides as follows with respect to indemnification of directors and officers:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

When indemnification is discretionary, Section 78.751 of Nevada Revised Statutes provides as follows with respect to the authorization required to carry out the indemnification:

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

Any discretionary indemnification under Section 78.7502 of Nevada Revised Statutes unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of Nevada Revised Statutes or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 2.17 of Article II of our bylaws provides that our board of directors will authorize us to pay or reimburse any present or former director or officer of our company any costs or expenses actually incurred by that director or officer in any action, suit or proceeding to which the director or officer is made party by reason of holding that position, provided, however, that no director or officer shall receive such indemnification if finally adjudicated therein to be liable for negligence or misconduct in office. This indemnification shall extend to good-faith expenditures incurred in anticipation of threatened or proposed litigation. Our board of directors may, in proper cases, extend the indemnification to cover the good-faith settlement of any such action, suit, or proceeding, whether informally instituted or not.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.
4.1	2008 Stock Plan, effective October 16, 2008.
4.2	Form of Stock Option Agreement
4.3	Form of Restricted Share Grant Agreement
5.1	Opinion of Clark Wilson LLP.
23.1	Consent of Clark Wilson LLP (included in Exhibit 5).
23.2	Consent of Jewett, Schwartz, Wolfe & Associates.
Item 9.	Undertakings.
(a)	We hereby undertake:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reno, State of Nevada, this 29th day of October, 2008.

UREX ENERGY CORPORATION

By:   /s/ Richard Bachman

Richard Bachman
President and Director
(Principal Executive Officer, Principal Financial Officer
and Principal Accounting Officer)